Exhibit 99.1

IMMUNOMEDICS ANNOUNCES TERMINATION OF AGREEMENT AND RETURN OF WORLDWIDE RIGHTS TO VELTUZUMAB FOR ALL NON-CANCER INDICATIONS

Morris Plains, NJ, October 9, 2013 — Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today announced that the Company has received notification from Takeda Pharmaceutical Company of the termination of the licensing agreement signed between Nycomed GmbH and Immunomedics for the worldwide rights to veltuzumab, the humanized anti-CD20 antibody, for all non-cancer indications.

The notification was received subsequent to the Company’s filing of arbitration proceedings in an effort to resolve the dispute the Company has with Nycomed concerning delays in the development of veltuzumab, which the Company argues is a material breach of the licensing agreement.

As a result of the termination, all rights to veltuzumab revert to the Company and both parties have begun discussions regarding the transition of veltuzumab back to the Company. In addition, the Company will continue to pursue the arbitration procedure to address its claim for damages due to delays in the development of veltuzumab and expects the arbitration to continue while the product transition takes place.

“I want to emphasize that this transfer of veltuzumab back to us is not due to a lack of efficacy or safety of the antibody but a lack of progress with its development,” commented Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics. “We have begun the process of evaluating our options for this important antibody,” Ms. Sullivan added.

The Company licensed the worldwide rights to develop, manufacture and commercialize veltuzumab, in the subcutaneous formulation, for the treatment of all non-cancer indications to Nycomed GmbH in July 2008. Nycomed was acquired by Takeda Pharmaceutical Company in September, 2011.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, we are planning to launch a Phase III pivotal trial for clivatuzumab labeled with a radioisotope in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, labetuzumab-SN-38 (IMMU-130)

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and hRS7-SN-38 (IMMU-132). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 230 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company’s control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

Senior Director, Investor Relations & Grant Management

(973) 605-8200, extension 123

ccheng@immunomedics.com

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